Exhibit 99.2

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

HEALTHTRONICS, INC

Moderator: James Whittenburg

November 2, 2007

10:00 am CT

Operator:	Good day and welcome to the HealthTronics Q3 Quarter Earnings Conference call. Today’s conference is being recorded.

This presentation contains forward looking statements regarding HealthTronics Incorporated and its subsidiaries and the services they provide. Investors are cautioned that all such statements involve risks and uncertainties. Investors are cautioned not to place undue reliance on these forward looking statements which speak only as of the date of this presentation.

HealthTronics undertakes no obligation to publicly revise these forward looking statements. Please refer to our press release as well as our SEC filings for discussion of risk related forward looking statements.

At this time I would like to turn the call over to Mr. James Whittenburg.

James Whittenburg:	Thank you operator. On the call today, we have Ross Goolsby, Senior Vice President of Finance and our Chief Financial Officer and Richard Rusk, Chief Accounting Officer.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

For today’s call, I’ll begin with a brief overview of the third quarter and then Ross will provide detailed information on our financial results. After that, I’ll discuss additional highlights from the quarter and our outlook for the remainder of 2007. We will end with our customary Q&A session.

To begin, we’re pleased with the third quarter and continue to see positive results from the execution of our strategy. Our financial results exceeded our internal forecast for the third quarter in a row. Through nine months, ending September 30th, we’re on a run rate that will exceed our annual revenue and earnings guidance.

Our revenue for the quarter was $36 million, which is up one percent sequentially from the second quarter and our adjusted EBITDA was $4.4 million, up five percent sequentially from the second quarter.

The Keystone acquisition was the key driver for this revenue and earnings growth. We also saw strength in the quarter from same partnership lithotripsy revenues, our service and maintenance business, our RevoLix business and our anatomical pathology lab.

After Ross’ financial review I will provide additional detail and highlight other events of interest from the quarter as well as provide broader insight into other strategic company initiatives.

Despite the positive quarter I would be remiss if I did not discuss the passing of our former CEO Sam Humphries. Sam passed away on August 7th, due to complications from a heart attack he experienced in May. The entire HealthTronics family will miss Sam’s dedication, leadership and the energy he brought to our company.

Shortly after Sam’s passing the board appointed me President and CEO. Similar to Sam, I’m dedicated and committed to HealthTronics growth and success. I look forward to leading HealthTronics.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

I will now hand the call over to Ross to provide a detailed review of the financial results from the third quarter.
Ross Goolsby:	Thanks James and good morning. As it is our practice we have included as an attachment to the press release yesterday certain detailed supplemental financial tables and schedules that provide segment and earnings data for the results of operations for the third quarter ended September 30th.

Revenue from continuing operations in the third quarter of 2007 was $36 million, compared to $35.6 million in our second quarter and $35.9 million in the third quarter of 2006. The sequential increase in revenues was one percent and was driven by revenue from the Keystone acquisition, offset by decreases in revenue form the sale of lithotripters and patient tables in the medical products division as well as decreases in lithotripsy procedures, primarily partnerships that the company has strategically exited within the past year in the urology services division.

On the cost side out total cost excluding minority interest were $22.8 million in the third quarter and as a percentage of revenue were 63 percent. This compares to $25.3 million in the third quarter of 2006 or 70 percent of revenue and a $23.5 million in the second quarter 2007 or 66 percent of revenue. The downward cost trend is a direct result of operational changes we have made over the last 12 months.

Our salaries, wages and benefits for the third quarter of 2007 were down $1.3 million or 11 percent when compared to the third quarter of 2006. This decrease was primarily due to severance payments made in the prior year as well as reduction made in personnel made during the current quarter to further reduce costs in the medical products division. These decreases were offset by operating costs at Keystone and a strategic operating expenses at both of our lab and RevoLix business.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

Our general administrative, legal, manufacturing and other costs of service combined to be $1.3 million lower when compared to the third quarter of 2006. Primarily due to costs associated with the Banes study in the prior year as well as our continued management of overall operating costs in a disciplined way.

Our adjusted EBITDA for the third quarter 2007 was $4.4 million, which compares to $4.2 million in the second quarter of 2007, at $4.8 million in the same period a year ago.

Our GAAP EPS from continuing operations from the quarter was $0.02, which compares to $0.01 in the second quarter and a loss of $0.02 in the third quarter of last year. Excluding non-cash stock based compensation in the third quarter, the earnings per diluted share was also $0.02 which compares to $0.02 in the second quarter and a $0.01 loss in the third quarter of last year.

Now let’s look at each of our divisions. Urology services division revenue was $31.6 million in the quarter, up three percent sequentially from the $30.8 million recorded in the second quarter and up two percent from the $31.1 million recorded in the third quarter of last year. The year over year and sequential increases were primarily due to revenue from the Keystone acquisition, offset by decreases in lithotripsy procedures elsewhere.

If you exclude partnerships that we closed or divested for strategic reasons as well as the recently acquired Keystone business, our revenue and urology services on a same partnership sales basis increased four percent from the third quarter 2006. The rate for lithotripsy procedure also increased when compared to the third quarter of 2006.

Revenues from BPH procedures using both the GreenLight and RevoLix laser were up 12 percent compared to the same period in 2006.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

Divisional adjusted EBITDA was $5 million for urology services or 16 percent of revenue in the third quarter 2007, compared to $5 million or 16 percent of revenue in the second quarter and $5.8 million or 19 percent of revenue in the third quarter of 2006.

Now medical products. Medical products division revenue which includes our ClariPath lab operation has a significant amount of sales to our urology services division. These inner division sales are eliminated under GAAP; however, it is meaningful to review this segment performance prior to eliminations.

Medical products revenue prior to eliminations was $6.3 million for the third quarter 2007, compared to $6.8 million in the second quarter and $6.6 million for the same period in 2006. The decrease from both prior year and the second quarter was due to lower sales of lithotripters and patient tables in the current quarter.

Medical products division revenue on a GAAP basis was $4.2 million in the quarter compared to $4.6 million in the second quarter and $4.6 million in the same period a year ago. Divisional adjusted EBITDA was $585,000 or 14 percent of the revenue in the third quarter of 2007, which compares to $250,000 or five percent of the revenue in the third quarter of 2006. On a sequential basis medical product divisional EBITDA increased approximately $150,000.

Now the balance sheet. As of September 30, we had cash on hand of $23.3 million, which exceeded our long term debt by approximately $13.6 million and we had no monies drawn on our $50 million revolving credit.

Cash flow from operations was $45.6 million for the nine months ended September 30, 2007, compared to $36.8 million for the nine months ended September 30, 2006. The decrease in cash of $4.4 million from the beginning of the year was primarily due to partnership acquisitions and fixed asset purchases totaling $14.8 million, which was offset by improved cash flow from operations.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

With a strong balance sheet and available leverage position and improving financial performance sequentially, HealthTronics is poised for growth and will continue to execute it’s strategic initiatives in pursuit of that growth.

Finally, we remain optimistic about the remainder of 2007 and beyond and continue to track ahead of our annual guidance.

And now, I’ll turn it back over to James. James.

James Whittenburg:	Thanks Ross. As I’ve stated before, HealthTronics is a urology focused company with a strong core lithotripsy business. We partner with physicians to improve both their patient care and practice economics and we use our core lithotripsy business as a platform to introduce new technology, services and strategies.

The reorganization and strategic refocus begun in late 2006, combined with the ensuing financial results during the first three quarters of 2007, has positioned HealthTronics for long term growth and sustainable profitability. We’re seeing positive and substantive trends from our efforts within our quarterly financial results.

Long term we expect this positive trend to continue as we expand our partnerships with physicians, enhance our services and introduce new technology to our urologist partners.

Now for some additional color on the third quarter. In urology services our partnerships to continue to perform well and the urology services division on a same partnership sales basis which excludes 2007 acquisitions our revenues were up four percent compared to the third quarter of 2006. Our lithotripsy revenue on a same partnership sales basis was up three percent.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

Our RevoLix laser technology is one of the best technology serving the BPH market. We are seeing good utilization and deployment of the RevoLix laser across our platform. We have now over 30 units deployed in the market place and are working with the manufacturer, Lisa Laser, and our urologist partners on ways to drive additional volume.

And now the medical products division. In terms of our pathology business, ClariPath, we continue to invest in this area. ClariPath is continuing to grow but was slowed somewhat during the quarter by higher than expected contractual adjustments. Revenues in the third quarter grew five percent from the second quarter of 2007, somewhat lower than expected sequential growth. However, ClariPath’s revenue growth over the third quarter of 2006 was very strong at 390 percent. We have already seen a rebound in lab revenue during the month of October and hope to get back to double digits, sequential quarterly revenue growth in the fourth quarter.

We’ve had some delays in getting into our new lab space in Augusta, Georgia but those delays are behind us and we now expect our move to be completed during the fourth quarter. As you may recall this move will allow us to double the size of our lab and the process over trickle our current throughput capacity. We anticipate this expansion to have an accretive impact by early 2008.

Our service maintenance business remains strong with EBITDA margins exceeding 30 percent. We’re focusing not only on the service maintenance business within our partnerships but also outside our partnerships.

RevoLix also contributed nicely during the quarter. We’re currently experiencing less than expected shipments of our latest lithotripter, the Litho Diamond Ultra. Our contract manufacturer in Europe has struggled to deliver the many technological advances of the Ultra in a high quality repeatable manufacturing process. We’re working diligently with that manufacturer to resolve the issues while at the same time exploring other options. We’re committed to delivering the highest quality products to our partners and this is a good example of HealthTronics not settling for the very best.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

I would now like to update you on a key strategic initiative, Total RAD, which is our total radiation therapy initiative. This image guided radiation therapy or IGRT will provide best in class IGRT technology within a turnkey exclusive partnership offering. It will allow urologists to add radiation therapy to their existing practice at a lower cost while minimizing the complexity of changes it will require.

We have an experienced capable executive leading this initiative. In addition, we have established a new strategic relationship with a consulting group that has years of experience in project management and has been instrumental in the development of local market introduction and the operation of over 20 radiation therapy centers in the U.S. This is an affiliation of a highly respected firm and we expect our IGRT offering to be more compelling than anything the urology market has seen to date.

Going forward we are excited about IGRT and our business model that helps urologists deliver IGRT within their practice while also achieving continuity in patient care. We currently expect to have the first HealthTronics initiated prostate focused IGRT to be operational during the second half of 2008, most likely during the fourth quarter.

As you know there are very long lead times in constructing radiation therapy centers and although we’ve made substantial progress and are working on several different opportunities, there is a nine to eleven month construction schedule required to get each center up and running.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

On a regulatory note, we have analyzed the proposed regulatory changes by the Center for Medicare and Medicaid services. As a company we have performed and are performing extensive analysis and contingency planning concerning these proposals and we remain confident that there is not a regulatory outcome that would significantly impact our business in an adverse way. There does however remain the possibility that we may have to change how we work with certain partnerships such as our RevoLix laser partnership.

Our overall strategy remains intact and unchanged. We’re leveraging our strength in the lithotripsy business to introduce urologists to new technologies, services and strategies to improve both patient care and their practice economics. We also continue to believe that mergers and acquisitions will be an important element in HealthTronics long term strategic plan.

In terms of potential acquisitions we have an exhaustive, meticulous and disciplined approach to how we analyze any acquisition. We have no comment on the specific status of any potential deals at this time.

To conclude the third quarter results were ahead of our internal forecast and above our second quarter results and last years third quarter results. We also remain on track with our growth initiatives, our market share and new technology solutions, infrastructure support system, as well as our strengthening partnership relationships continue to have a positive impact on our financial results.

Now we’re happy to take your questions. Operator.

Operator:	Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touchtone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one to ask a question. We’ll pause for a moment to allow everyone an opportunity to signal for questions.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

Well take our first questions from (David MacDonald) with Centre.

David MacDonald:	Good morning guys. I have a handful of questions for you. Just first of all can you talk a little bit about the radiation therapy initiative. I know you’ve given kind of a time frame here. But should we expect you guys to put kind of one center out there, get your legs underneath you a little bit before you expand more meaningfully in 2009? Or could we see a couple of centers coming out of the gate right away?

James Whittenburg:	(David), thank you. With respect to IGRT, we are not going to pursue one center well in advanced of our overall initiative. So what we’re working with right now are a number of different opportunities. And unfortunately at this point we’re not going to go into a lot of detail in terms of the metrics of our model. I think there’s still some tactical advantage from a competitive stand point in not doing that. We’re also very much still in the process of filling our pipeline of opportunities using our urologist relationships around the country.

What I would say is that we’re still very encouraged by the response we’re getting from our partners in terms of the value that our model brings to the table.

David MacDonald:	And you talked about the model would be more compelling than anything in the current urology market. Obviously there’s some public players and some big privates. Would you expect the model also to compare favorably with some of the existing companies that are already out there?

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

James Whittenburg:	Absolutely. What I would say is that our model really is unique. We have not yet seen our model surface in any other context. And I think we have a fair amount of familiarity with all of the other models that are out there.

David MacDonald:	OK. A couple of other questions guys on the medical products division, more specifically on the Ultra, what is the time frame in order to kind of buff that up a little bit. Either get it fixed with your current vendor or pull the plug and go to a different vendor?

Ross Goolsby:	That’s a good question. I think the best way to answer that is that we are getting some products from our vendor, it’s just they’re not in the volumes – in the quality we like and so to get it to the quality we like it takes a longer time and it has taken a longer period of time. So I think you’re probably looking at first quarter of ’08 before, you know, we think the manufacturing line is able to crank out product at the kind of levels we need and would like to meet demands.

David MacDonald:	OK. But the demand is there?

Ross Goolsby:	Yes.
David MacDonald:	OK.
James Whittenburg:	The one thing that I would add to that though, (David), is with the proposed CMS regs that are currently out there, it has had some impact on the overall demand level. And so when you look at the softer revenues on our medical products side I really believe that part of the impact there is the uncertainty that the proposed CMS regs create and it’s difficult for partnerships and our partners to want to invest in a new technology and make that capital outlay in a context where there’s some certainty.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

David MacDonald:	OK. Couple, first a housekeeping question. Ross the legal and professional line looked like it almost doubled sequentially. I guess why and would we expect that to kind of come back to the half a million to $600,000 rate on a go forward basis?

James Whittenburg:	We would. There are a couple of things that hit over the last quarter. One is the proposed CMS regs, which the final regs, were published just last night and we’re still in the process of digesting those. But it looks like the provisions in the original proposed regs that might have impacted our business were not addressed in final form in the regs last night. We do expect some additional regs may be published sometime in 2008 that would address those issues.

And so given the timing on the proposed regs we had some significant legal expenditures related to that. We have also had more legal expenditures that relate to our IGRT initiative as we move projects forward. And then there were a couple of non-recurring I think items that really took some significant effort as it relates to ongoing litigation that we do not think would impact our company in any material way going forward.

David MacDonald:	OK, but it sounds like at least some spend at least on the IGRT side will stick with you so maybe split the different between historical $500,000 and roughly the million you had in the quarter?

James Whittenburg:	Yes, it may not be quite split the different, probably a little less than that.

David MacDonald:	OK.

James Whittenburg:	But certainly it will be higher than what we’ve seen historically as we have the spend on IGRT.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

David MacDonald:	And then can you guys talk a little bit about the lab expansion. Give me a sense of, you know, demand. Give me a sense also of – it sounded like the revenues grew a little bit less sequentially that you would expected and just a little more color on exactly what that was. And, you know, are you guys were kind of half way or a month into 4Q are you guys in this facility now or is, you know, it sounds like it’s in 4Q but a little bit more color on the timing of that?

Ross Goolsby:	First of all, it will probably be at the end of Q4.

David MacDonald:	All right.
Ross Goolsby:	We’ve been working with the Medical College of Georgia and there’s been a few fits and starts but we’re through all that and we’re excited about the space and the expansion and it should happen we hope in advance of the holidays and we’re working toward that.

With regards to the revenues we did see some softness in September. It has snapped back some what in the month of October. So we’re encouraged by that, you know, obviously you get concerned in September with the trend and now you hope October is a trend. We think it’s probably a little of both and revenues will get back on track in the fourth quarter from a growth perspective.

We also as a start up lab, are aggressively taking urologists practice specimens and taking market share aggressively and our initiative from a contracts perspective with regards to the insurance company hasn’t quite caught up. So, we’re not getting paid for all of our work right now from the insurance carriers and we would expect that to improve in the future and we are taking more share than is reflected in our revenue. And as we ink the contracts with the insurance carriers and start to get paid for all the business we’re taking from a practice, well see revenue continue to get back on track from a growth perspective.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

David MacDonald:	So Ross, it’s fair to say this is a near term contractual allowance issue that should work it’s way through as you guys get bigger and more sophisticated on the billing side?
Ross Goolsby:	I would say, yes and no. I think that’s absolutely true and it has affected us in the third quarter. But I think we’re in such growth mode and we’re going to be adding sales infrastructure, we’re going to be expanding our geography, I think we’ll continue to be entering new markets and having new contractual arrangements on an ongoing basis. So, I think yes, near term and it should flatten somewhat but it will continue into the future.

David MacDonald:	OK, thanks guys.
Ross Goolsby:	You bet. Thank you.
Operator:	As a reminder if you would like to ask a question or if you have a follow up question, please press star one to signal. We’ll take our next question from (Mitra Ramgopal) from Sidoti.
Mitra Ramgopal:	Yes, hi. Good morning guys. Just a couple of questions. I don’t know if you could elaborate a little given the Keystone acquisition seems to be a nice fit for you. If that is similar transactions or something that you’ve actively be looking at?

James Whittenburg:	Yes it is. When we look at the overall landscape as it relates to urology services, there are larger service providers out there and Keystone really falls on the smaller end of the types of providers that are out there. However, Keystone did have significant infrastructure that was in place and that allows us an opportunity to really come in and look at whether our infrastructure and our platform allows us to save a partnership like that significant dollars which increases the distribution to the physicians.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

And in instances like that, there certainly are attractive opportunities. We also look at with respect to opportunities in urology services whether or not they have already deployed other technology levers like the levers that we’ve deployed historically.

For example, the RevoLix laser or our IGRT initiative. And in the case of Keystone they had not begun providing laser BPH services through that partnership. So that’s a potential top line synergy where it makes an acquisition more attractive. And we absolutely are consistently looking at opportunities to improve the overall delivery of patient care and improve the economics for both our partners and ourselves through market consolidation where it makes sense.

Mitra Ramgopal:	Thanks and again your billing cash generates nice cash flow. What would sort of be the primary uses right now for that?

James Whittenburg:	From a, use of cash standpoint we would really look at both the anticipated activity we see as a possibility on the M&A front and then also with IGRT, we think that having a strong balance sheet and available cash will help us significantly in that context.

I also believe that while there’s a lot of uncertainty regarding how the proposed CMS regs could impact our laser business. If it turns out that we need cash to go in and acquire a physician interest in those partnerships, that would certainly be I think a very valuable use of that cash.

Mitra Ramgopal:	OK. Thanks again.

Ross Goolsby:	Thank you.

Operator:	Once again, please press star one to ask a question. We’ll take our next question from (David MacDonald) from Centre.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

David MacDonald:	Just one follow up. On the balance sheet just a follow up on that. What type of leverage would you guys be comfortable putting on the company. I mean, is a three times EBITDA a fair number that you’d be comfortable with? And also when I’m thinking about EBITDA should we be thinking about the adjusted EBITDA number after minority interest, I assume?

Ross Goolsby:	On the leverage it’s really tough to answer. It depends on the nature of the driver of that leverage. So in M&A context, you might be willing to take on a little more leverage versus sustainable EBITDA earnings, sustainable earnings. From an IGRT investment perspective you might not be willing to take on the same amount of leverage. But it’s tough to answer. I think in the past the company’s looked at two to three times in terms of leverage and that would be somewhere you could look for us to be relatively comfortable.

James Whittenburg:	And (David) to your second question. When you start looking from a leverage standpoint how the banks view our cash flow.

David MacDonald:	Yes.

James Whittenburg:	We have historically incorporated an adjusted EBITDA into our prior credit facilities. So that is the metric that we use.

David MacDonald:	OK, thank you.

Operator:	We’ll take our next questions from (Greg Eissen) with ICM Asset Management.

Greg Eissen:	Good morning. Regarding the partnerships, you exited some this quarter. Do you anticipate exiting any more partnerships in the foreseeable future in the next few quarters based upon the same lines of reasoning that you exited partnerships this past quarter?

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

James Whittenburg:	No we do not have any current plans or anticipate any current partnerships that we would exit.

Greg Eissen:	OK. Because I guess, you know, that’s, you know, we’re not really seeing – you know on the top line we’re not seeing real traction in revenue growth of a meaningful amount in the business. Yet underneath it all it sounds like once you get that behind you, that you could start getting some revenue growth coming out of these partnerships now that, you know, your adding without doing any subtracting. Is that a fair assessment?

James Whittenburg:	Well I think partly. I certainly think it will lend a greater degree of stability to the core business. But I also think it’s important to point out that lithotripsy is a very mature market and the incidence of kidney stones is not going to change in any particular market.

So with respect to a particular partnership we would not expect the top line to change (subsequentially) absent a significant transaction in the market in which the partnership operates. And so really the revenue growth in urology services is going to be driven by a renewed focus on forming new partnerships with partners in markets that are either very complimentary to the markets that we’re already in or in markets that we’re not currently in.

But there’s a significant number of urologists who are looking to take advantage of the value that HealthTronics brings to the table in terms of our overall platform and the technologies that we have exclusive access to and can provide them to improve their practice economics.

Greg Eissen:	OK, OK. And turning to the RevoLix, I believe you said you had 30 units in the field at the end of the quarter. I’m looking at my notes; I don’t see the number from last quarter. Can you tell me how many you placed during the quarter?

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

Ross Goolsby:	I think last quarter we said it was in the low 30’s and this quarter it’s actually in the high. So we’re seeing additional units placed. I will say that you know, last year when we launched this initiative we went after the low hanging fruit within our urologists relationships and I think at this point I think you’re going to see a little more lumpiness on that front.

And again as James pointed out earlier, with the proposed CMS regs, I think there’s been a bit of market hesitation with regards to, you know, biting off new technology and making new capital investments.

James Whittenburg:	And I would add that, you know, when we identify a new technology lever that fulfills our mission, which is bringing new technologies to our partners to improve practice economics and to improve patient care, obviously the first step in the deployment of that technology is to go to our existing partners and deploy it through our existing channel.

With RevoLix we’re at a point where we can continue to focus on our existing channel and there’s certainly opportunities. But we’re also now looking at opportunities to bring RevoLix to physicians who are not currently partners of ours that are interested in partnering with us to provide this improved service to their patients.

And so it does take a little more time and a little more effort, but we have seen some success and we think we’ll continue to see success as we pursue that avenue for deploying the technology.

Greg Eissen:	Ok, thanks.

Ross Goolsby:	Thank you.

HEALTHTRONICS, INCORPORATED

Moderator: James Whittenburg

11-02-07/10:00 am CT

Confirmation #7045805

Operator:	As a reminder if you would like to ask a question or you have a follow up question, please press star one. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

It appears that there are no further questions at this time. I’d like to turn the conference over to management for any additional or closing remarks.

Ross Goolsby:	Thank you for joining us this morning. I guess this now concludes the HealthTronics Third Quarter Earnings Conference call. Thank you.
James Whittenburg:	Thanks.
Operator:	Thank you for your participation. This concludes today’s conference. You may now disconnect.

END